Exhibit 10.1

EMPLOYMENT AGREEMENT

Made as of June 4, 2012

Between

APEX SYSTEMS INTEGRATORS INC.
(the “Corporation”)

and

DONALD DALICANDRO
(the “Employee”)

and

DECISIONPOINT SYSTEMS, INC.

(“DPS”)

i

ii

iii

EMPLOYMENT AGREEMENT

This Agreement is made as of ___________, 2012 (the “Commencement Date”) between

APEX SYSTEMS INTEGRATORS INC.,
a corporation formed under the laws of Ontario
(the “Corporation”)

and

DONALD DALICANDRO
(the “Employee”)

and

DECISIONPOINT SYSTEMS, INC.,
a corporation formed under the laws of Delaware
(“DPS”)

RECITALS

A. Pursuant to the share purchase agreement dated the date hereof (the “Purchase Agreement”) between 2314505 Ontario Inc. as the purchaser, DecisionPoint Systems, Inc. (“DPS”), Karen Dalicandro, 2293046 Ontario Inc. and the Employee, the Purchaser agreed to purchase, and the Vendor agreed to sell, all issued and outstanding shares in the capital of the Corporation to the Purchaser.

B. The Corporation wishes to employ the Employee in the position of chief executive officer from the Commencement Date on the terms and conditions set out herein, on the terms and conditions set out herein.

C. The Purchaser is a wholly-owned subsidiary of DPS.

FOR VALUE RECEIVED, the parties agree as follows:

ARTICLE 1  – INTERPRETATION

Section 1.1 Definitions

In this Agreement:

(1) “Accrued Pay” has the meaning given to it in Section 12.5.

(2) “Apex Board” means the board of directors of the Corporation.

(3) “Arbitrator” has the meaning given to it in Section 15.3.

(4) “Arbitration Notice” has the meaning given to it in Section 15.3.

(5) “Benefits” has the meaning given in Section 7.1.

(6) “Bonus Payments” means, collectively, the 2013 Revenue Bonus Amount, the 2014 Revenue Bonus Amount and the 2015 Revenue Bonus Amount.

(7) “Bonus Period” means, in respect of the Bonus Amounts, each of the 12-month periods commencing August 1, 2012 and ending July 31, 2013, commencing August 1, 2013 and ending July 31, 2014 and commencing August 1, 2014 and ending July 31, 2015.

(8) “Business Day” means a day on which banks are open for business in Toronto, Ontario, Canada and New York, New York, U.S. but does not include a Saturday, Sunday and any other day which is a legal holiday in any such city.

(9) “Commencement Date” has the meaning given to it in the Preamble.

(10) “Confidential Information” has the meaning given to it in Section 9.1.

(11) “Corporation” means the Corporation successors and assigns thereof.

(12) “Customer” means all Persons who are from time to time provided with or sold the products or services of the Corporation.

(13) “Deemed Cause” means the occurrence of any of the following without the Employee’s written consent (except where Sections 12.1(1)(a), 12.1(2), 12.1(3), 12.2, 12.3 or 12.4 apply) before the expiration of the Bonus Period:

(a)
a material change (other than those that are consistent with a promotion) in the Employee’s position or duties, responsibilities, title or office, which includes any removal of the Employee from or any failure to re-elect or re-appoint the Employee to any such positions or offices;

(b)
a reduction in the Employee’s salary under Section 3.1 or a reduction in the Employee’s Benefits contrary to Section 7.1 or Section 7.2 (other than variation or change to any of the DPS plans described in Section 7.2);

(c)	any notice by the Corporation requiring the Employee to relocate the Employee to another office of the Corporation other than its Leased Premises;

(d)
the Corporation or DPS breaches any obligation owing to the Employee or the Vendors under the Purchase Agreement after the Employee has given DPS not less than 10 days notice in writing to cure such default;

(e)	the Corporation fails to pay any Bonus Amount when due; or

(f)	any breach of an obligation of DPS under Sections 14.1 or 14.2.

(14) “Disability” has the meaning given to it in Section 12.1(3)(a)(i).

(15) “Dispute Notice” has the meaning given to it in Section 4.4(2).

(16) “Dispute Period” has the meaning given to it in Section 4.4(1).

(17) “DPS” has the meaning given to it in Recital A and includes its successors.

(18) “DPS Board” means the board of directors from time to time of DPS.

(19) “Monthly Severance Payments” has the meaning given to it in Section 12.3(1).

(20) “Net Revenues” means, with respect to the Corporation in a Bonus Period, its adjusted revenue calculated in accordance with Schedule 1.1(20).

(21) “Notice” has the meaning given to it in Section 17.8.

(22) “OBCA” means the Business Corporations Act (Ontario).

(23) “Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns, and “Parties” means every Party.

(24)  “Personal Representative” means a Person who stands in the place of and represents another Person including a trustee, an executor, an administrator, a receiver, an agent, a liquidator of a succession, a guardian, a tutor, a curator, a mandatory or an attorney.

(25) “Purchase Agreement” has the meaning given to it in Recital A.

(26)  “Review Period” has the meaning given to it in Section 4.4(1).

(27) “Work Product” has the meaning given to it in Section 10.1.

(28) “2011 Net Revenues” means $2,752,554.

(29) “2013 Bonus Amount” has the meaning given to it in Section 4.2(1).

(30) “2013 Net Revenues” means the Net Revenues expressed in Canadian Dollars as at and for the period commencing August 1, 2012 and ending July 31, 2013, as determined, in the case of the Net Revenues, from the 2013 Income Statement, consolidated at the Corporation’s level only and calculated in accordance with the Purchase Agreement.

(31) “2014 Bonus Amount” has the meaning given to it in Section 4.2(2).

(32) “2014 Income Statement” means the composite income statement of the Corporation prepared in accordance with GAAP, as at and for the period commencing August 1, 2013 and ending July 31, 2014, consisting of the audited financial statements of the Corporation for its fiscal year ending December 31, 2013 less the unaudited financial statements of the Corporation for the first seven months in such 2013 financial year plus the unaudited financial statement of the Corporation for the first seven months of its fiscal year ending December 31, 2014.

(33) “2014 Net Revenues” means the Net Revenues expressed in Canadian Dollars as at and for the period commencing August 1, 2013 and ending July 31, 2014, as determined, in the case of the Corporation, from the 2014 Income Statement, consolidated at the Corporation’s level only and calculated in accordance with the Purchase Agreement.

(34) “2015 Revenue Bonus Amount” has the meaning given to it in Section 4.2(3).

(35)  “2015 Income Statement” means the composite income statement of the Corporation prepared in accordance with GAAP, as at and for the period commencing August 1, 2014 and ending July 31, 2015, consisting of the audited financial statements of the Corporation for its fiscal year ending December 31, 2014 less the unaudited financial statements of the Corporation for the first seven months of such 2014 financial year plus the unaudited financial statement of the Corporation for the first seven months of its fiscal year ending December 31, 2015.

(36) “2015 Net Revenues” means the Net Revenues expressed in Canadian Dollars as at and for the period commencing August 1, 2014 and ending July 31, 2015, as determined, in the case of the Corporation from the 2015 Income Statement, consolidated at the Corporation’s level only and calculated in accordance with the Purchase Agreement.

Section 1.2 Other Definitions

Capitalized terms (including “DPS’s knowledge”) used but not otherwise defined in this Agreement shall have the meanings set forth in the Purchase Agreement.

Section 1.3 Additional Rules of Interpretation

(1) Gender and Number.  In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(2) Headings and Table of Contents.  The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3) Section References.  Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement.

(4) Words of Inclusion.  Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(5) References to this Agreement.  The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(6) Statute References.  Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding.

(7) Document References.  All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

(8) Writing. References to “in writing”, “written” and similar expressions include material that is printed, handwritten, typewritten, faxed, emailed, or otherwise capable of being visually reproduced at the point of reception.

ARTICLE 2 – EMPLOYMENT

Section 2.1 Term of Employment

Subject to Article 12, the Employee shall be employed by the Corporation pursuant to this Agreement for a period of indefinite duration, commencing the Commencement Date.  The Employee acknowledges and agrees that DPS (which for the purposes of this Section 2.1 shall include the successors and assigns of DPS) shall not be his employer or co-employer, whether as a result of the relationship of DPS to the Corporation, DPS’s execution of this Agreement or otherwise.

Section 2.2 Employment

During his employment under this Agreement, the Employee shall hold the position of chief executive officer of the Corporation.

ARTICLE 3 – COMPENSATION

Section 3.1 Salary

During his employment under this Agreement, the Employee shall be entitled to receive as consideration for his services a gross salary at the rate of $180,000 per annum, less deductions and withholdings required by applicable law.  Such annual gross salary shall be subject to annual review and may be increased at the sole discretion of the DPS Board.

ARTICLE 4  – BONUSES

Section 4.1 Eligibility for Bonuses

The Employee shall be eligible for payment of the 2013 Bonus Amount, the 2014 Bonus Amount and the 2015 Bonus Amount.

Section 4.2 Bonus Amounts

(1) 2013 Bonus Amount.  Subject to Section 4.3, the Corporation shall pay to Employee as a bonus an amount equal to 8.75% of the amount, if any, by which the 2013 Net Revenues exceed the 2011 Net Revenues (the “2013 Bonus Amount”).

(2) 2014 Bonus Amount.  Subject to Section 4.3, the Corporation shall pay to the Employee as a further bonus an amount equal to 8.75% of the amount, if any, by which the 2014 Net Revenues exceed the greater of: (i) the 2011 Net Revenues and (ii) the 2013 Net Revenues (the “2014 Bonus Amount”).

(3) 2015 Bonus Amount.  Subject to Section 4.3, the Corporation shall pay to the Employee as a further bonus an amount equal to 8.75% of the amount, if any, by which the 2015 Net Revenues exceed the greatest of: (i) the 2011 Net Revenues, (ii) the 2013 Net Revenues and (iii) the 2014 Net Revenues (the “2015 Bonus Amount”).

(4) Aggregate Bonus Amount Cap.  Notwithstanding the foregoing, the aggregate amount of the Bonus Amounts shall not exceed $5,000,000.  Any payment of Bonus Amounts to the Employee shall be less deductions and withholdings required by applicable law.

(5) Indefeasibility.  The Employee shall be entitled to receive the Bonus Payments irrespective of whether he provides any services during the Bonus Period, and the obligation of the Corporation to pay the 2013 Bonus Amount, the 2014 Bonus Amount and the 2015 Bonus Amount shall survive the termination of the Employee’s employment hereunder or a termination of this Agreement for any reason whatsoever.

Section 4.3 Audit and Settlement

(1)  2013 Income Statement.  On or prior to October 15, 2013, the Corporation shall prepare and deliver to the Employee the 2013 Income Statement, and the Corporation shall deliver to the Employee the calculation of the 2013 Net Revenues and the 2013 Bonus Amount.

(2) 2014 Income Statement.  On or prior to October 15, 2014, the Corporation shall prepare and deliver to the Employee the 2014 Income Statement, and the Corporation shall deliver to the Employee the calculation of the 2014 Net Revenues and 2014 Revenue Bonus Amount.

(3) 2015 Income Statement.  On or prior to October 15, 2015, the Corporation shall prepare and deliver to the Employee the 2015 Income Statement, and the Corporation shall deliver to the Employee the calculation of the 2015 Net Revenues and 2015 Bonus Amount.

Section 4.4 Disputes

(1) If the Employee disputes the Corporation’s calculation of the 2013 Net Revenues, the 2013 Bonus Amount, the 2014 Net Revenues, the 2014 Bonus Amount, the 2015 Net Revenues or the 2015 Bonus Amount, as applicable, the Employee may within 15 Business Days of receipt of such applicable calculation or financial document (the “Review Period”), give Notice to the Corporation setting out in reasonable detail the basis for such dispute and each amount in dispute (the “Dispute Notice”).  If no such Dispute Notice is received in respect of such calculation or financial document, as the case may be, within the Review Period, then the Corporation and the Employee shall be deemed to have accepted and approved the calculation or financial document, as applicable, and such calculation or document will be final, conclusive and binding upon the Corporation and the Employee and will not be subject to appeal, absent manifest error.

(2) If the Employee provides the Corporation with a Dispute Notice during the Review Period, the Corporation and the Employee shall within 10 Business Days following the delivery of the Dispute Notice by the Employee (the “Dispute Period”) negotiate to resolve the disputed items to their mutual satisfaction, and the Corporation and the Employee agree to reasonably co-operate with each other in connection with such dispute and to provide disclosure of all relevant financial information and documents relating to the dispute within their control (including accountants’ work papers, accounting books and records and access to the appropriate personnel, subject to execution and delivery of customary access letters, if requested, with respect to the work product of a disputing party’s public accountant).  At the conclusion of the Dispute Period, if the dispute has not been resolved, the Corporation and the Employee shall refer the matter to GT to make the determination, and the Corporation and the Employee shall provide to GT their respective final figures in respect of the disputed amounts.  The Corporation and the Employee shall jointly instruct GT to make its determination within 45 days from the date of submission of the matter in dispute to GT.  The determination of GT shall be final and binding upon the Parties and shall be reflected in the 2013 Net Revenues, the 2013 Bonus Amount, the 2014 Net Revenues, the 2014 Bonus Amount, the 2015 Net Revenues or the 2015 Bonus Amount, as applicable.  The Employee and the Corporation shall each bear 50% of such costs of GT.  However, the Employee and the Corporation shall each bear their own costs in presenting their respective cases to GT.  GT shall be deemed to act as an expert and not as an arbitrator.

Section 4.5 Final Amounts Payable

Any amount payable by the Corporation to the Employee pursuant to Sections 4.2, 4.3 or 4.4, as the case may be, following the final determination of the 2013 Net Revenues, the 2013 Bonus Amount, the 2014 Net Revenues, the 2014 Bonus Amount, the 2015 Net Revenues and the 2015 Bonus Amount, as applicable, in accordance with Sections 4.3 and 4.4 shall be made within 10 Business Days by wire transfer to the Employee.

ARTICLE 5 – EXPENSES

Section 5.1 Expenses

During his active employment under this Agreement, the Employee shall be reimbursed by the Corporation for all approved and reasonable travelling, entertainment, business or other expenses incurred by the Employee in fulfilling his obligations to the Corporation, subject to such reasonable expense limits as may be established by DPS from time to time in its sole discretion, which limits shall not be less than $5,000 for a single expense or $20,000 per month.  Reimbursement of expenses will be made in arrears on a monthly basis upon presentation by the Employee of receipts and other proof satisfactory to DPS, acting reasonably.

ARTICLE 6 – VACATION

Section 6.1 Vacation

During his employment under this Agreement, the Employee will be entitled to vacation entitlement at the rate of five weeks per calendar year or partial calendar year in each year of the term based on Employee’s standard work week of vacation per calendar year at his gross salary rate, in addition to statutory holidays.  The vacation entitlement per calendar year will be fully allocated to the Employee on the first day of each calendar year.  The Employee may defer up to 50% of unused vacation days until the next year of service or, alternatively, the Employee may request the Corporation to pay to him the pro rata amount of his gross annual salary payable under Section 3.1 for such unused vacation entitlement up to an aggregate maximum of 50 % of unused vacation days.  Vacation will be taken at times in the discretion of the Employee, acting reasonably.

ARTICLE 7  – BENEFITS AND PLANS

Section 7.1 Group Insured Benefits Plans

During his employment under this Agreement, the Employee will be eligible to participate in the group benefits plans (including disability plan, term life, Medcan (monthly and yearly) and MRP) provided by the Corporation (the “Benefits”).  Such participation will be provided in accordance with applicable formal plan documents or policies, and any issues with respect to entitlement or payment of any benefits shall be governed by the terms of such documents and policies.  The Corporation reserves the right to alter or cancel its group benefits plans, without notice or compensation provided that the Corporation provides comparable replacement benefits.

Section 7.2 DPS Senior Executive Plans

The Employee is eligible to participate in all DPS senior executive compensation plans as established or modified from time to time by DPS.

ARTICLE 8 – EMPLOYEE’S GENERAL OBLIGATIONS

Section 8.1 Employee Duties

During this Agreement, the Employee shall:

(a)
co-operate in ensuring the continued operations of the Corporation at or above its current levels of profitability and will assist or participate in the successful integration into the operations of DPS;

(b)
during the first two months after the Commencement Date, focus all of his time and attention to the Corporation and, thereafter, focus an average of 25 working hours a week on the Business, provided, however, that, if the Employee finds his average work week following the first two months after the Commencement Date, exceeds 25 hours a week, he shall be authorized to hire one additional employee as may be necessary to reduce his average work week to 25 hours while still supporting the Business (see 1.1(38) of the Purchase Agreement);

(c)	act in the best interests of the Corporation to fulfil his duties to the best of his knowledge and with loyalty, fidelity and care;

(d)	report directly to the DPS Board as a whole;

(e)	not commit the Corporation (or permit the Corporation to commit) to:

(i)
make sales to any Customer (other than a Customer of one or more of the Corporation prior to the Commencement Date) such that the amount of sales to such Customer (other than sales for which the Customer has paid in full) exceeds an aggregate outstanding balance of $350,000; or

(ii)	sell any hardware having a sales price in excess of $25,000 at a gross profit margin of less than 25%,

without the advance written consent of the chief operating officer of DPS, which consent shall not be unreasonably withheld;

(f)
cooperate fully in the timely delivery of the Corporation’s financial statements as DPS may specify to meet its disclosure obligations under Applicable Law; provided however the Employee will have no responsibility whatsoever for any of the financial or other reporting required to be made by DPS or the Corporation to the Royal Bank of Canada, Business Development Bank of Canada, Silicon Valley Bank or other lenders;

(g)
not later than 30 days before the beginning of each fiscal year of the Corporation, prepare (and deliver to the DPS Board for its approval, such approval not to be unreasonably refused) an annual budget prepared on a basis consistent with the Corporation’s past practice; and

(h)
from time to time, update the annual budget for 2012 attached hereto as Schedule 8.1(h) (the approval of which by the DPS Board is hereby acknowledged by DPS) or any subsequent annual budget (or amended budget) to take into account material changes in the budget (or amended budget) previously approved by the DPS Board and deliver such updates to the DPS Board for its approval, such approval not to be unreasonably refused.

Section 8.2 Exception Do not delete. This will not print. Schedule 8.2 anchor.

Section 8.1(b) shall not prevent the Employee from spending reasonable time engaged in volunteer activities, on personal passive investment activities, in consulting activities fee-for-service basis for any for-profit Person the business of which is not competitive with the Corporation’s Business or its parent corporation’s business, or on service on the boards of directors of any for-profit Person the business of which is not competitive with the Corporation’s Business including the boards of the for-profit Persons listed in Schedule 8.2.

ARTICLE 9 – CONFIDENTIAL INFORMATION

Section 9.1 Definition

During the Employee’s employment under this Agreement and with the Corporation and Donco prior to this Agreement, the Employee has had and will have possession of, or access to, proprietary information, information treated as confidential by the Corporation, and information not generally known to the public, concerning the Corporation, its business and its Customers, including writings, equipment, processes, sales literature and data, control systems, operations, drawings, notes, manuscripts, consulting methods and materials, reports, manuals, invention records, surveys and survey forms, financial data and information, business plans, customer lists, contact persons, the identity of or other data about Customers, prices, pricing lists and policies, inventory lists, financing requirements and services, wages, arrangements with suppliers and Customers or product information programs, systems, software, source code, object code, algorithms, formats, formulas, data bases, electronically stored or compiled data, plans, projects, designs, methodologies, procedures, technology, concepts and techniques, ideas, advances over general common knowledge, copyrights, trade secrets or other materials embodying trade secrets, Customer or product information or technical, managerial or business information of the Corporation.  All such information is referred to collectively as “Confidential Information”.

Section 9.2 Restrictions

(1) During this Agreement and for a period of twenty-four months thereafter, the Employee shall not:

(a)	use or exploit in any manner the Confidential Information for himself or any Person other than the Corporation;

(b)	remove any Confidential Information, or any reproduction thereof, from the possession or control of the Corporation;

(c)
retain copies of Confidential Information in any form, except for copies retained at the Employee’s residence or on his personal computer for the performance of his duties under this Agreement, in which case such copies shall be returned to the Corporation on the termination of this Agreement; or

(d)	disclose, publish or show the Confidential Information to any third party unless the Corporation give prior written consent, and confidentiality designations are made to the third party.

(2) Section 9.2 shall not apply to Confidential Information that became publicly known through no wrongful act of the Employee or was disclosed pursuant to a requirement of a Governmental Authority or disclosure of which is required by law, provided that the Employee notifies the Corporation of such disclosure and co-operates with the Corporation in its efforts to seek a protective order or to take any other reasonable steps to limit the disclosure.

ARTICLE 10 – WORK PRODUCT

Section 10.1 Work Product

All work product, inventions, discoveries, applications, production methods, software (in any form including source code and object code), algorithms, application programming interfaces and all designs, processes, techniques, and ideas unique and proprietary to the APEXWare product suite and all formulae, documentation, flow charts, trade-marks, and derivative works or improvements related to any of the forgoing, whether or not patentable or registrable under copyright or any other form of intellectual property protection, that the Employee conceives or conceived, developed, created or maintained, alone or with others, while employed under this Agreement and thereafter or with the Corporation prior to this Agreement (collectively, the “Work Product”) and all Confidential Information maintained by the Employee during employment, at all times, shall be owned by the Corporation as the first owner of copyright, shall be considered as authored by the Corporation, shall remain the exclusive property of the Corporation and shall be "work made in the course of employment" under copyright laws.  All copyright in the Work Product and all other right, title and interest (including patent, trade-mark and design rights) in the Work Product shall be unconditionally and irrevocably assigned by the Employee to the Corporation.  The Employee shall promptly disclose any such Work Product to the Corporation and perform all actions reasonably required by the Corporation at any time to establish and confirm the ownership of the Work Product by the Corporation (including all assignments, consents, powers of attorneys, applications and other instruments).  The Employee hereby irrevocably and unconditionally waives in perpetuity any moral rights, droit morale or similar rights under the laws of any jurisdiction that Employee may have with respect to Work Product and acknowledges that this waiver may be invoked by all licensees and assignees of the Corporation.  The Employee shall not institute any action on the ground that any change, deletion, addition or other use of the Work Product violates such rights.

ARTICLE 11  – RETURN OF CORPORATE PROPERTY

Section 11.1 Return of Corporate Property

Within a reasonable period of time following termination of this Agreement, regardless of the reason for or the party causing such termination, the Employee shall assemble all property of the Corporation, including all originals and all copies of all Work Product and all Confidential Information, and return the same in good condition to a duly authorized representative of the Corporation.  The Employee shall not retain copies, in any form, of any property of the Corporation after the termination of this Agreement.  The Employee shall be permitted to remove any personal data or data relating to activities described in Article 8.

ARTICLE 12  –TERMINATION OF EMPLOYMENT

Section 12.1 Termination

(1) This Agreement and the Employee’s employment hereunder may be terminated by the Employee:

(a)	at any time upon the giving of not less than six months of notice to the Corporation; or

(b)	at his option, for cause as determined at common law or for Deemed Cause and, in either case, without further notice.

(2) This Agreement and the Employee’s employment hereunder may be terminated by the Corporation:

(a)
at any time after the Vendors receive the full consideration in respect of the 2013 EBITDA Earn-Out Amounts under Sections 2.5, 2.6(4) and 2.7(1) of the Purchase Agreement, without cause upon payment of the Monthly Severance Payments specified in and accordance with Section 12.3; or

(b)	at its option, for cause as determined at common law and without further notice.

(3) The following provisions shall govern termination of this Agreement and the Employee’s employment hereunder upon Disability:

(a)	as used herein, “Disability” shall mean that:

(i)
in the opinion of a qualified medical practitioner selected by the Corporation and reasonably acceptable to the Employee, such opinion formed following reasonable medical examination or examinations of the Employee and his medical records by such practitioner (which examination or examinations the Employee shall consent to), the Employee has been and continues to be disabled as a result of illness, disease or mental or physical disability or for other causes beyond his control such that he has been unable or unwilling or has failed to perform or fulfil all or a material portion of his duties or the requirements of his employment hereunder on a 25-hour a week basis for an aggregate of 120 calendar days in any 12-month period during the term hereof; or

(ii)	the Employee has been declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs.

(b)
In the event of the Disability of the Employee, the Corporation shall have the right to terminate this Agreement and the Employee’s employment hereunder at any time while such Disability continues, effective immediately, without payment or damages of any kind save and except as provided in Section 12.1(3)(c).  For greater certainty, the Corporation shall not terminate this Agreement and the Employee’s employment until the expiry of the 120-day period referred to in Section 12.1(3)(a)(ii) above.

(c)
If the employment of the Employee is terminated pursuant to Section 12.1(3)(b) and the disability insurance maintained by the Corporation in favour of the Employee pursuant to Section 7.1 does not entitle the Employee to receive any payments thereunder, then from the date of such termination, the Corporation shall provide the Employee with the greater of, (1) such minimum notice, benefits and severance pay as may be required under applicable employment standards legislation, and (2) the amounts that would be payable to him pursuant to Articles 3 and 4 and continuation of benefits coverages pursuant to Section 7.1 (subject to applicable plan documents and policies) as if he was actively employed by the Corporation until the earlier of: (A) the date upon which the Employee becomes entitled to receive payments under such disability insurance; and (B) the date that is six (6) months from the first day of the 120-day period referred to in Section 12.1(3)(a)(ii) above.

Section 12.2 Termination for Cause by the Corporation

If this Agreement and the Employee’s employment is terminated pursuant to Section 12.1(2)(b), the Corporation shall have no obligation to compensate the Employee in his capacity as an Employee other than by remitting to the Employee any Accrued Pay.

Section 12.3 Termination Payment in Lieu of Notice

(1) Subject to Section 12.3(2), the Corporation shall be entitled to terminate this Agreement and the Employee’s employment pursuant to Section 12.1(2)(a), provided that the Corporation shall pay to the Employee Monthly Severance Payments (as defined below), less applicable deductions, each month in arrears for a period of six (6) months from the date of termination of employment or until the Employee commences alternative employment or self-employment, whichever is the lesser period.  The term “Monthly Severance Payments” shall mean the gross monthly salary received by or accrued for the account of the Employee pursuant to Section 3.1; provided however that if the Employee commences alternative employment or self-employment at any time during the period in which Monthly Severance Payments are being provided, he shall forthwith report same to the Corporation and the Employee’s Monthly Severance Payments as aforementioned shall immediately be reduced by fifty percent (50%) for the remainder of such period.  In the event of such termination, the Corporation shall also provide the Employee with continuation of benefits coverages pursuant to Section 7.1(subject to applicable plan documents and policies) for the minimum period required under the Employment Standards Act, 2000 (Ontario) from the date of termination of employment or until the Employee commences alternative employment or self-employment, whichever is the lesser period.

(2) If this Agreement and the Employee’s employment hereunder is terminated by the Corporation without cause pursuant to Section 12.1(2)(a) the Employee shall not be entitled to any payment as an Employee other than any Accrued Pay, the Bonus Payments (if any), the Monthly Severance Payments and continuation of benefits coverages provided for in Section 12.3(1), which payments shall be inclusive of all statutory, contract, tort and common law claims the Employee may have, relating to or arising solely from his employment and the termination of his employment, including in respect of loss of any wages, bonuses, incentives, payments, rights, entitlements, benefits or bonuses, or in respect of costs, damages, losses or expenses for wrongful dismissal.  In consideration of and as a condition to the Corporation paying the Accrued Pay, Monthly Severance Payments and the Bonus Payments (if any), the Employee shall execute and deliver to the Corporation such release as may be agreed to between the Corporation, the Employee and DPS at the time of termination.

Section 12.4 Termination Upon Employee’s Death

This Agreement, the Employee’s employment hereunder and the obligations of the Corporation hereunder shall terminate upon the Employee’s death; provided, however, that nothing in this Section 12.4 will disentitle the Employee’s estate from eligibility, as of the date of the Employee’s death, for any life insurance payment or benefit under any life insurance coverages provided pursuant to Article 7, any other survivor benefit or privilege under any benefit plan in existence at the time of death under Article 7, or any Bonus Payments.

Section 12.5 Accrued and Outstanding Pay

In the event of a termination of the Employee’s employment pursuant to this Article 12, the Employee shall, in addition to any other amounts owing to the Employee under this Article 12, be entitled to payment of any earned and outstanding salary, unreimbursed business expenses and vacation pay accrued to the date of termination (collectively, the “Accrued Pay”).

ARTICLE 13  – INDEMNIFICATION

Section 13.1 Indemnity by the Corporation

(1) So long as the Employee is acting within the scope of his authority, the Corporation hereby agrees to indemnify the Employee and his Personal Representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Employee in respect of any civil, criminal, administrative, investigative or other proceeding in which the Employee is involved because of that association with the Corporation if:

(a)	the Employee acted honestly and in good faith with a view to the best interests of the Corporation;

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Employee had reasonable grounds for believing that his conduct was lawful; and

(c)	in the case of an action by or on behalf of the Corporation to procure a judgment in its favour, the Corporation obtains any court approval required under the OBCA in respect of such indemnification.

(2) The Corporation shall use reasonable commercial efforts to obtain any necessary court approval required under the OBCA or otherwise in respect of any indemnification required to be made by it under this Agreement.

Section 13.2 Indemnification Not Affected by Remuneration

Any indemnification to be made to the Employee under this Agreement shall not be affected by any remuneration that the Employee shall have received, or to which the Employee may be entitled, pursuant to this Agreement.

Section 13.3 Termination of Agreement

Any termination of this Agreement shall not affect any obligation of the Corporation arising under this Article 13 prior to termination in favour of the Employee including any obligation to indemnify by reason of any matter which has arisen or circumstances which have occurred prior to such termination.

Section 13.4 Right to Set-Off

If, on or any time after the Commencement Date, the Corporation amalgamates with the Purchaser, the amalgamated Corporation shall, only following an arbitral award made under Article 15 or under Article 7 of the Purchase Agreement and then only for the amount of such award, be entitled to set-off and deduct against any amounts owing to the Employee under this Agreement the aggregate amount of any Damages owed by the Employee to the Purchaser.

ARTICLE 14– OPERATION OF BUSINESS DURING BONUS PERIOD

Section 14.1 Operation of Business

During the Bonus Period:

(a)	the Employee will be responsible for operating the Business of the Corporation in accordance with the terms of this Agreement (subject to earlier termination in accordance with Article 12);

(b)
the Business shall be operated in substantially the same manner in which the Corporation previously carried on the Business prior to the Commencement Date, except as otherwise expressly provided in this Agreement;

(c)
the Corporation shall continue to lease its office space from Harvester Properties of Burlington Inc. on the same terms and conditions as those set out in the Existing Lease for the balance of the lease term expiring on March 31, 2016;

(d)
the Corporation shall operate the Business as a stand-alone subsidiary of DPS (except that the Corporation shall be permitted to amalgamate with the Purchaser on or at any time after the Commencement Date) and, subject to Section 14.1(j), officers, directors and/or employees of DPS may from time to time be appointed or elected to the Apex Board;

(e)
DPS shall not act in an arbitrary or commercially unreasonable manner in the conduct or operation of the Business of the Corporation if such action would reasonably be expected to materially interfere with the determination of the Bonus Payments set out in this Agreement or the 2013 EBITDA Earn-Out Amounts set out in the Purchase Agreement;

(f)	DPS shall jointly market and sell the Corporation’s products and services but all revenues relating to the sale of such products and services shall be for the account of the Corporation;

(g)	DPS shall refer all customers who, to DPS’ knowledge, wish to license software of the Corporation to the Corporation;

(h)
DPS shall not cause or permit any cash or assets to be transferred out of the Corporation to DPS or any Affiliates of DPS or a third party except to pay for inventory sold by the Corporation to DPS or its Affiliates on normal trade terms in the Ordinary Course of Business; for the purposes of this section a prohibited transfer shall include an exclusive license of the APEXWare software;

(i)	DPS shall not cause or permit any monies or property of the Corporation to be paid or applied to pay any Indebtedness of DPS or its Affiliates;

(j)
without the prior written consent of the Employee, DPS will not change the composition of the Apex Board and any such directors (other than the Employee on the Apex Board) shall serve without director’s fees or other compensation from the Corporation.  For greater certainty, DPS retains the right to nominate members to Apex’s board so it retains control of it if/as needed (i.e. two additional members if it’s a board of three) and will seek the consent of Employee in respect of any such appointment in the event, and only in the event, that such nominees are not members of DPS Board;

(k)
DPS shall ensure that the Corporation is able to satisfy its financial obligations to the Royal Bank of Canada, BDC Capital Inc., a wholly-owned subsidiary of Business Development Bank of Canada and the Vendors at all times;

(l)
DPS will not change the name of the Corporation before the determination of the 2013 EBITDA Basic Earn-Out Amount and the 2013 EBITDA Additional Earn-Out Amount set out in the Purchase Agreement without the prior written consent of the Employee;

(m)	the Employee shall have authority to operate the Business within the applicable a budget or amended budget approved by the DPS Board pursuant to Sections 8.1(g) or (h);

(n)	DPS shall not be permitted to pledge the shares of the Corporation to a creditor of DPS or any of its Affiliates;

(o)
DPS will be responsible for any and all of the financial or other reporting required to be made by the Corporation to the Royal Bank of Canada, BDC Capital Inc., a wholly-owned subsidiary of Business Development Bank of Canada, Silicon Valley Bank or other lenders;

(p)
All revenue remitted by any Carrier to DPS for “bill on behalf of” basis for software, services and support provided by the Corporation shall be remitted directly to the Corporation in full without set off or expense;

(q)
DPS will use its best efforts to successfully complete and implement a work plan approved by the Employee to hire a new enterprise sales team and hire all members of such team called for in such work plan within the thirty (30) to sixty (60) day period following the Closing Date which team shall include 2 senior account representatives, one demand generation and one account support personnel and such team shall be solely responsible for the sale of the Corporation’s APEXWare solutions.  All costs associated with such team shall be borne solely by DPS;

(r)	DPS will provide the Corporation from time to time with short term loans which the Corporation will repay once monies are received from the Customer relating to such advance;

(s)
DPS and the Corporation shall not grants a lien, mortgage, security interest or other encumbrance over the assets of the Purchaser or the Corporation to any Person which claims security in priority to or in advance of the Vendors, other than:

(i)
the security interest granted by DPS and the Corporation to each of the Royal Bank of Canada and Business Development Bank of Canada for initial amounts advanced to fund the transactions contemplated by the Purchase Agreement; and

(ii)
the security interest granted by DPS and the Corporation to a single lender who provides short term limited bulge facility not to exceed $750,000 to DPS solely for the purpose of equipment and inventory purchases provided the terms of the loan require immediate repayment by DPS upon receipt of payment from applicable Customer;

(t)
DPS will ensure all employees of the Corporation are eligible for and included as participants in any and all DPS employee stock option plans (the “DPS ESOP”) it maintains for its employees provided however if participation in such plan will result in adverse tax consequences to such employees, of the Corporation, DPS covenants to promptly establish and ensure all employees of the Corporation are participants in a phantom stock option plan which mirrors the benefits afforded DPS employees under the DPS ESOP; and

(u)
Save and except as set out in this Agreement or as required to fulfill or support the fulfillment of the obligations of DPS under this Agreement, this Agreement shall not impose (i) any other restrictions on the operation of the Business of the Corporation after the Commencement Date and (ii) any other obligations on DPS to provide financing, capitalization, research and development, product development or improvement or other resources or other support to the Corporation in connection with achieving the Bonus Payments milestones contemplated under this Agreement or the 2013 EBITDA Earn-Out Amounts contemplated under the Purchase Agreement.

Section 14.2 DPS Directorship

(1) On the Commencement Date, the Employee will be appointed to the DPS Board.

(2) During the Earn-Out Period and the Bonus Period, the Employee shall:

(a)	not be removed from the DPS Board (except by death, bankruptcy, incapacity or voluntary resignation from the DPS Board by Employee);

(b)
be covered under the DPS directors’ and officers’ liability policy, which shall provide coverage to the Employee in his capacity as a director and officer of the Corporation and in his capacity as a director of DPS; DPS shall provide the Employee evidence of such insurance policy promptly at any time upon request therefore by Employee and in any event no less than once per year while Employee is serving as a director or officer of DPS or the Corporation or any Affiliate;

(c)	be eligible for stock options in DPS at the sole discretion of the DPS Board; and

(d)	entitled all the same rights, entities and privileges as the other non-Executive DPS directors of DPS if Employee ceases to be an employee or officer of the Corporation.

ARTICLE 15 – ARBITRATION

Section 15.1 Scope

Subject to and in accordance with the provisions of this Article 15, any and all differences, disputes, claims or controversies arising out of the Employment (other than a dispute of any matter involved in the calculation of the 2013 Net Revenues, the 2013 Bonus Amount, the 2014 Net Revenues, the 2014 Bonus Amount, the 2015 Net Revenues or the 2015 Bonus Amount pursuant to Section 4.4 of the Purchase Agreement), whether arising before or after the expiration or termination of this Agreement, and including its negotiation, execution, delivery, enforceability, performance, breach, discharge, interpretation and construction, existence, validity and any Damages resulting therefrom or the rights, privileges, duties and obligations of the Parties under or in relation to this Agreement (including any dispute as to whether an issue is arbitrable) shall be referred to arbitration under the Arbitration Act, 1991 (Ontario).

Section 15.2 Applicable Law

The laws of the Province of Ontario shall be applicable in regards to all questions of governance and interpretation of this Agreement, as well as all matters in any way relating to the arbitration(s) applicable hereunder.

Section 15.3 Appointment of Arbitrator

A Party desiring arbitration hereunder shall give written notice of arbitration to the other Party containing a concise description of the matter submitted for arbitration (“ArbitrationNotice”).  Within 10 days after a Party gives an Arbitration Notice, the Parties shall jointly appoint a single arbitrator (the “Arbitrator”).  If the Parties fail to appoint an Arbitrator within such time, an Arbitrator shall be designated by a judge of the Ontario Court Superior Court of Justice upon application by either Party.

Section 15.4 Powers of Arbitrator

The Arbitrator may determine: all questions of law, fact and jurisdiction with respect to the dispute or the arbitration (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration.  The Arbitrator may grant legal and equitable relief (including injunctive relief), award costs (including legal fees and the costs of the arbitration), and award interest and, without limiting the Arbitrator’s jurisdiction at law, may:

(a)	determine any question of good faith, dishonesty or fraud arising in the dispute;

(b)	order any Party to furnish further details of that Party’s case, in fact or in law;

(c)
proceed in the arbitration notwithstanding the failure or refusal of any Party to comply with these rules or with the Arbitrator’s orders or directions, or to attend any meeting or hearing, but only after giving that Party written notice that the Arbitrator intends to do so;

(d)	receive and take into account written or oral evidence tendered by the Parties that the Arbitrator determines is relevant, whether or not strictly admissible in law;

(e)	make one or more interlocutory determinations and/or interim awards;

(f)	hold meetings and hearings, and make a decision (including a final decision) in Ontario (or elsewhere with the concurrence of the parties to the arbitration);

(g)
order the Parties to produce to the Arbitrator, and to each other for inspection, and to supply copies of, any documents or classes of documents in their possession or power that the Arbitrator determines to be relevant;

(h)	order the preservation, storage, sale or other disposal of any property or thing under the control of any of the Parties; and

(i)	make interim orders to secure all or part of any amount in dispute in the arbitration.

Section 15.5 Arbitration Procedure

The arbitration shall take place in the City of Toronto at such place therein and time as the Arbitrator may fix.  The arbitration shall be conducted in English.  Within 20 days of the appointment of the Arbitrator, the parties shall either agree on the procedure to be followed for the arbitration or the Arbitrator shall determine the appropriate procedure, in accordance with the principles of natural justice, to be followed.  It is agreed that the arbitration and all matters arising directly or indirectly (including all documents exchanged, the evidence and the award) shall be kept strictly confidential by the Parties and shall not be disclosed to any third party except as may be compelled by law.

Section 15.6 Arbitrator’s Decision

No later than 20 Business Days after hearing the representations and evidence of the parties, the Arbitrator shall make his or her determination in writing and deliver one copy to each of the Parties.  The decision of the Arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the conduct of the parties during the proceedings, and the final determination of the issues in the arbitration.

Section 15.7 Awards and Appeal

There shall be no appeal from the determination of the Arbitrator to any court.  Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

Section 15.8 Costs of Arbitration

The costs of any arbitration hereunder shall be borne by the Parties in the manner specified by the Arbitrator in his or her determination.

Section 15.9 Condition Precedent

Submission to arbitration under this Article 15 is intended by the Parties to preclude any action in matters, which may be arbitrated hereunder, save and except for enforcement of any arbitral award hereunder.

ARTICLE 16 – DPS GUARANTEE

Section 16.1 DPS Guarantee

(1) DPS hereby irrevocably and unconditionally guarantees to the Employee, as surety, the full and prompt payment, performance and observance by the Corporation of all of its obligations under this Agreement when due in accordance with this Agreement including all related legal fees and other expenses of the Employee in connection with the enforcement of any of the above.

(2) DPS hereby represents and warrants to the Employee that:

(a)	the giving of the guarantee in this Section 16.1 has been duly authorized by all necessary corporate action on the part of DPS;

(b)	DPS has the due and lawful authority to give such guarantee and the convenants given in this Section 16.1 to the Employee; and

(c)	such guarantee and the covenants given in this Section 16.1 do not constitute a fraudulent transfer or conveyance by DPS.

Section 16.2 Waiver

It is the intent and purpose hereof that DPS shall not be entitled to and does hereby waive any and all defences available to guarantors, sureties and other secondary parties at law or in equity in respect of the guarantee provided in Section 16.1other than the requirement for written notice from the Employee that the Corporation has defaulted in its obligations to the Employee.

ARTICLE 17 – GENERAL

Section 17.1 Captions

The captions or headings appearing in this Agreement are inserted for convenience of reference only and shall not affect the construction hereof.

Section 17.2  Governing Law

This Agreement shall in all respects be governed by and be construed in accordance with the laws of the Province of Ontario and, to the extent applicable, the federal laws of Canada applicable therein, and, subject to Article 15, each of the parties irrevocably attorns to the exclusive jurisdiction of the courts of Ontario.

Section 17.3 Severability

If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect in any jurisdiction, then the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 17.4 Assignment and Enurement

The Corporation may not assign this Agreement without obtaining the prior written consent of the Employee, which consent may not be unreasonably withheld or delayed.  The Employee may not assign this Agreement without the prior written consent of the Corporation or any of the assigns of the Corporation, which consent may be unreasonably withheld or delayed.  The Employee acknowledges that a change in control whether by take-over bid (whether acceptable to the DPS Board or hostile), issuance of DPS Shares, reorganization, amalgamation, consolidation, or merger, statutory or otherwise, does not constitute an assignment by the Corporation of this Agreement.  This Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

Section 17.5 Waivers

No waiver of any provision of this Agreement is binding unless it is in writing and signed by the party entitled to grant the waiver.  No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy.  No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

Section 17.6 Entire Agreement

The provisions herein constitute the entire agreement between the Employee and the Corporation with respect to the subject matters hereof and supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the Employee, the Corporation and DPS with respect to the subject matters hereof and may not be modified except by subsequent agreement in writing executed by the Corporation,  the Employee and DPS.  To the extent, if any, that this Agreement or its terms constitute a variation, modification or amendment of agreements, contracts or terms previously entered into or binding upon the Parties, the Parties have provided adequate and sufficient consideration, each to the other, to support such variation, amendment or modification.

Section 17.7 Counterparts and Facsimile

This Agreement may be executed in two or more counterparts.  When the Corporation, DPS and the Employee have executed an identical counterpart and delivered a copy thereof to the Corporation, DPS or their solicitors (by personal delivery or electronic facsimile transmission), then all the counterparts taken together shall be deemed to constitute a single identical agreement dated as of the date first set forth above.

Section 17.8 Notice

Unless otherwise specified, each notice, approval, demand, direction, consent, request, document, instrument, certificate or other communication (any one of which is a “Notice”) required or permitted to be given under this Agreement to a party must be given in writing and delivered personally or by courier, sent by prepaid registered mail or transmitted by fax to the party as follows:

(a)	if to the Employee, to the latest address shown for delivery in the personnel records of the Corporation with a copy (which will not constitute notice) to:

Gardiner Roberts LLP
Scotia Plaza, 40 King Street West
Suite 3100
Toronto, Ontario, Canada
M5H 3Y2

Attention:  Mr. Robert J. Picard
Facsimile No.: (416) 865-6636

and

(b)	if to the Corporation or DPS:

DecisionPoint Systems, Inc.
19655 Descartes
Foothill Ranch, California, USA
92610

Attention: Chief Operating Officer
Facsimile No.: (949) 215-9642

with a copy (which will not constitute notice) to:

McMillan LLP
Brookfield Place, 181 Bay Street, Suite 4400
Toronto, Ontario, Canada
M5J 2T3

Attention:   Mr. Wayne D. Gray
Facsimile No.:   (416) 865-7048

or to any other address, fax number or Person that the party designates.  Any Notice, if delivered personally or by courier, will be deemed to have been given when actually received, if transmitted by fax before 3:00 p.m. on a Business Day, will be deemed to have been given on that Business Day, and, if transmitted by fax after 3:00 p.m. on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

Section 17.9 Acknowledgement

The Employee acknowledges that:

(a)	the Employee has had sufficient time to review and consider this Agreement thoroughly, and has read and understands the terms of this Agreement and the Employee’s obligations hereunder;

(b)
the Employee has been given a reasonable opportunity to obtain independent legal advice, or such other advice as the Employee may desire, concerning the interpretation and effect of this Agreement; and

(c)	this Agreement is entered into voluntarily and without any duress.

-- signature page follows --

The parties have executed this Agreement.

APEX SYSTEMS INTEGRATORS INC.

By:	/s/ Don Dalicandro
Name: Don Dalicandro
Title:

[illegible]	/s/ Donald Dalicandro
Signature of Witness	DONALD DALICANDRO

DECISIONPOINT SYSTEMS, INC.

By:	/s/ Nicholas R. Toms
Name:
Title: